Exhibit 99.1

 Energy Recovery Appoints Two New Members to Board of Directors

Appointments Strengthen Company’s Presence in Each of its Targeted Industry Segments

SAN LEANDRO, Calif., February 6, 2015 — Energy Recovery Inc. (NASDAQ: ERII), the leader in pressure energy technology for industrial fluid flows, today announced the appointments of Mr. Ole Peter “OP” Lorentzen and Mr. Alexander J. Buehler to its Board of Directors effective February 6, 2015. The addition of Messrs. Lorentzen and Buehler increases the number of directors on the Board to nine, following the resignation of Mr. Thomas S. Rooney, Jr. on January 13, 2015.

Both individuals bring a diverse range of financial, strategic, entrepreneurial, and engineering experience to Energy Recovery as the Company continues to expand the application of its fluid pressure technology into new energy markets.

Hans Peter Michelet, Chairman of the Board, stated, “I am extremely pleased to welcome OP and Alex to our Board, which we feel adds considerable expertise in Energy Recovery’s target markets as well as a familiarity with our business model. OP has been a longtime shareholder of the Company, and Alex’s former experience as the Company’s Chief Financial Officer provides considerable insight into our operations. Additionally, both have worked in certain industries that are directly applicable with Energy Recovery’s new strategic direction. OP has been involved in the water industry for years and is intimately aware of the strength of our Pressure Exchanger technology in desalination. OP’s interest in joining our Board further validates what we already firmly believe, that Energy Recovery is at the cutting edge of innovation which in turn will unlock the value that our shareholders deserve. We believe Alex’s experience in the oil and gas sector will prove invaluable as we continue to expand our sales efforts surrounding the IsoBoost™ and VorTeq™ products. We look forward to benefitting from their financial acumen and industrial experience as we explore new opportunities and progress on existing strategic initiatives to advance Energy Recovery’s growth in the years ahead.”

Mr. Lorentzen stated, “We look forward to working with Management and the rest of the Board to ensure the successful execution of ERI's business opportunities, with special emphasis on a focused and targeted go-to-market strategy.”

Mr. Buehler stated, “Since my tenure at the Company, I have believed in the value of Energy Recovery’s products, its technology, and the size of the market opportunity. I expect to work with the Board to continue fine-tuning and relentlessly executing on the Company’s strategy, while also leveraging my experience in the water and oil and gas industries to develop new customer relationships and business opportunities.”

Energy Recovery Inc.	Page 2
February 6, 2015

Background on Mr. Lorentzen

Ole Peter Lorentzen is the Chairman and beneficial owner of Ludvig Lorentzen, an investment company that typically holds a concentrated portfolio of investments for seven to 15 years. Ludvig Lorentzen currently owns 16% of Energy Recovery. Mr. Lorentzen has extensive experience in working with management teams and Boards to seek methods of enhancing value for all shareholders. Mr. Lorentzen served on the Board of Directors of Energy Recovery from January of 2007 until the company went public in 2008.

Mr. Lorentzen has a bachelor's degree in business administration from Lund University in Sweden.

Background on Mr. Buehler

Alexander J. Buehler currently serves as the Chief Financial Officer of Energy Maintenance Services (“EMS”), a private equity-backed company focused on the construction, maintenance, integrity and monitoring and automation of oil and gas pipelines throughout North America.

Mr. Buehler previously served as Chief Financial Officer of Energy Recovery from May 2011 until he joined EMS in July 2014. He has years of experience in general management and strategic planning as well as new product development, global sales and marketing, corporate development and operations management.

Prior to his time at Energy Recovery, Mr. Buehler spent seven years in executive leadership positions at Insituform Technologies, Inc., (now Aegion Corporation; NASDAQ: AEGN), a global supplier of water infrastructure technology and services for municipalities and industry, including oil and gas. Prior to joining Insituform, Mr. Buehler worked for five years in the U.S. Army Corps of Engineers, where he served as project manager in the construction of basecamps to house U.S. peacekeepers in the Balkans.

Mr. Buehler received a B.S. in Civil Engineering from the United States Military Academy at West Point and an MBA in Finance from the Wharton School at the University of Pennsylvania. More recently, he attended Director’s College at the Stanford Law School in preparation for board-level positions.

About Energy Recovery

Energy Recovery (NASDAQ: ERII) develops award-winning solutions to improve productivity, profitability, and energy efficiency within the oil & gas, chemical, and water industries. Our products simplify complex systems and protect vulnerable equipment. By recycling fluid pressure that would otherwise be lost in critical processes, we save clients more than $1.4 billion (USD) annually. Headquartered in the Bay Area, Energy Recovery has offices in Madrid, Shanghai, and Dubai.

Investor Contacts:

Adam Prior

Senior Vice President

The Equity Group Inc.

(212) 836-9606

aprior@equityny.com